Exhibit 4.8

Internet Initiative Japan Inc.

CONFIDENTIAL

June 1, 2010

IBM Japan Ltd.
19-21 Nihonbashi Hakozaki-cho
Chuo-ku, Tokyo 103-8510

Guaranty Letter Related to
The Solutions Engagement Agreement between IBM Japan Ltd and Communications Services KK

Ladies and Gentlemen:

Reference is made to the Solutions Engagement Agreement between IBM Japan Ltd. (“IBM Japan”) and Communications Services KK (“Supplier”) dated as of June 1, 2010 (the “Agreement”), Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS the Supplier is a wholly owned subsidiary of Internet Initiative Japan Inc. (the “Parent”);

WHEREAS the Parent hereby acknowledges the financial and other obligations imposed upon the Supplier by the Agreement;

WHEREAS the Parent also hereby acknowledges IBM Japan’s reliance on this letter (this “Guaranty Letter”) for purposes of entering into the Agreement.

NOW, THEREFORE, for good and valuable consideration, including the inducement of IBM Japan to consummate the transactions contemplated by the Agreement, the parties hereto agree as follows:

           1.          Guaranty.  The Parent hereby irrevocably guarantees to IBM Japan (a) the full and prompt payment, within 20 days after written demand therefor is delivered to the Parent by IBM Japan, of (i) the Supplier’ obligations to make payment pursuant to Section 6 of the Agreement, subject to the procedures and limitations set forth therein, (ii) the Supplier’s indemnification obligations under Section 16 of the Agreement, and (iii) all other monetary obligations of the Supplier to IBM Japan under the Agreement and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Supplier under or pursuant to the Agreement (all the monetary obligations described in the preceding clauses (a) through (b) being collectively called the “Obligations”); provided, however, that the Parent’s Obligations under this Guaranty Letter shall (A) only apply with respect to (a) those Obligations requiring performance by the Supplier during the first 12 months after the Effective Date, and (b) those payments required to be made by the Supplier during first 12 months after the Effective Date, and (B) be subject to any and all rights of set-off, counterclaim, deduction, defense or other procedural or substantive rights of any kind that the Supplier have or may hereafter have under the Agreement, other than any rights or defenses premised, directly or indirectly, on the financial resources or condition of any Supplier.  The Parent agrees that its guaranty constitutes a guarantee of payment when due and not of collection.  For the avoidance of doubt, nothing in this Guaranty Letter is intended to (i) expand or contract the liabilities and obligations of the Supplier under the Agreement or (ii) impose any liability or financial obligation on the Parent beyond that or less than that which is owed by the Supplier to IBM Japan pursuant to the terms of the Agreement.

           2.           Obligations Not Waived.  To the fullest extent permitted by law, the Parent waives presentment to, demand of payment from and protest to any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by law, the obligations of the Parent hereunder shall not be affected by (a) the failure of IBM Japan to assert any claim or demand or to enforce or exercise any right or remedy against the Supplier under the provisions of the Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guaranty Letter, the Agreement or any other agreement or (c) any liquidation, dissolution, bankruptcy, insolvency or other similar event relating to the Supplier.

           3.           Representations and Warranties.  The Parent hereby represents and warrants to IBM Japan that:

(a) The Parent has the requisite corporate power and authority to execute and deliver this Guaranty Letter, to consummate the transactions contemplated hereby and to comply with the provisions of this Guaranty Letter.  The execution, delivery and performance of this Guaranty Letter by the Parent, the consummation by the Parent of the transactions contemplated hereby and the compliance by the Parent with the provisions of this Guaranty Letter have been duly authorized by all necessary corporate action on the part of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Guaranty Letter or to consummate the transactions contemplated hereby.  This Guaranty Letter has been duly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditor’s rights generally, and general equitable principles (regardless of whether enforcement is considered in equity or at law; and

(b) The execution and delivery of this Guaranty Letter and the consummation of the transactions contemplated hereby and the compliance by the Parent with the provisions of this Guaranty Letter do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien in or upon any of the properties or assets of the Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of the Parent, (ii) any contract to which the Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the governmental filings, any law, in each case applicable to the Parent or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, liens or entitlements that individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of the Parent to perform its obligations under this Guaranty Letter.

           4.           Subrogation.  Upon payment by the Parent of any sums to IBM Japan, all rights of the Parent against the  Supplier arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.  In addition, any indebtedness of the Supplier or any of its subsidiaries now or hereafter owed to the Parent or any of its subsidiaries (other than subsidiaries of the Supplier) is hereby subordinated in right of payment to the prior payment in full of the Obligations.

           5.           Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Guaranty Letter will be in writing and will be effective and deemed to provide such party sufficient notice under this Guaranty Letter on the earliest of the following:  (a) at the time of delivery, if delivery is in person or by prepaid express courier, with a record of receipt; (b) at the time of transmission by facsimile, addressed to such party at its facsimile number specified herein, with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile.

           All notices for delivery outside Japan will be sent by facsimile or by prepaid express courier.  All notices shall be properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto, as follows:

if to IBM Japan, to:

IBM Japan, Ltd.
Attention: Aya Suzuki – Director of Procurement
Address: 19-21 Nihonbashi Hakozaki-cho, Chuo-ku, Tokyo 103-8510
Facsimile No.: +81-3-3664-4785
e-mail address: ayas@jp.ibm.com

with a copy to:
IBM Japan, Ltd.
Attention: Brian Chi – Assistant General Council
Address: 19-21 Nihonbashi Hakozaki-cho, Chuo-ku, Tokyo 103-8510
Facsimile No.: +81-3-3664-4580
e-mail address: brianchi@jp.ibm.com

if to the Parent, to:

Internet Initiative Japan Inc.
Attention: Akihisa Watai - CFO
Address: 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan
Facsimile No.: +81-3-5205-6441
e-mail address: watai@iij.ad.jp

With a copy also, which shall not constitute notice for this purpose, to:

Internet Initiative Japan Inc.
Attention: Akira Sumiya - Manager Legal Division
Address: 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan
Facsimile No.: +81-3-5205-6411
e-mail address: sumiya@iij.ad.jp

           6.           Expiry.  This Guaranty Letter will expire and cease to have any force or effect on and from the first anniversary of the Effective Date.

***************

Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us the enclosed duplicate originals (or facsimiles) hereof, whereupon this Guaranty Letter shall become a binding agreement between us.

Very truly yours,

Internet Initiative Japan Inc.

By:
Name:	Koichi Suzuki
Title:	President, Representative Director and CEO

Accepted and agreed to as of the date first above written:

IBM Japan Ltd.

By:
Name:	Aya Suzuki
Title:	Director of Procurement